Exhibit 4.14
ACCOUNT CHARGE
DATED 13 FEBRUARY 2009
BETWEEN
CYBER POWER GROUP LIMITED
as Chargor
and
GOLD SUN DAY LIMITED
as Chargee

THIS DEED is dated 13 February 2009 between:
(1)	CYBER POWER GROUP LIMITED, a company incorporated under the laws of the British Virgin Islands with its registered office at PO Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands and registration number 1438376 (the Chargor); and

(2)	GOLD SUN DAY LIMITED as security agent for itself and any other Finance Party appointing it as security agent from time to time (the Chargee).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement and the Guarantee and Undertaking (as defined below).

(B)	The Chargor has also executed a Guarantee Acknowledgment in respect of its obligations under the Guarantee and Undertaking.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions
In this Deed:
Accession Deed means a deed by which a new Finance Party becomes a party to this Deed, substantially in the form of Schedule 2 (Form of Accession Deed), with such amendments as the Chargee may approve or reasonably require.

Account Bank means, in relation to a Security Account, the bank with which such Security Account is maintained.

Event of Default has the meaning given to that term under the Finance Documents.

Finance Document has the meaning given to that term in the Guarantee and Undertaking and includes an Accession Deed.

Guarantee and Undertaking means the guarantee and undertaking dated 24 January 2009 between, among others, Yingli Green Energy Holding Company Limited as guarantor and the Chargee.

Party means a party to this Deed.

Receiver means a receiver and manager or (if the Chargee so specifies in the relevant appointment) a receiver, in either case, appointed under this Deed.

Secured Liabilities means all present and future obligations and Liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Finance Party under each Finance Document, except for any obligation which, if it were so included, would result in this Deed contravening section 47A of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong).

Security Account means the bank account to be opened and maintained in the name of the Chargor in Hong Kong with the Account Bank and identified as a Security Account in accordance with this Deed and the Guarantee and Undertaking, and in respect of such account shall include:
(a)	if there is a change of Account Bank, any account into which all or part of the credit balance from such Security Account is transferred; and

(b)	any account which is a successor to such Security Account on any re-numbering or re-designation of accounts and any account into which all or part of the balance from such Security Account is transferred for investment or administrative purposes.
Security Assets means all assets of the Chargor the subject of any security created by this Deed.

Security Period means the period beginning on the date of this Deed and ending on the date on which the Chargee is satisfied that all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full.

1.2	Construction

(a)	Capitalised terms defined in the Guarantee and Undertaking have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	The provisions of clause 1.2 (Construction) of the Guarantee and Undertaking apply to this Deed as though they were set out in full in this Deed, except that references to the Guarantee and Undertaking will be construed as references to this Deed.

(c)	(i) The term Finance Document includes all amendments and supplements including supplements providing for further advances; and

(ii) the term this Security means any security created by this Deed.

(d)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period.

(e)	An Event of Default is outstanding if it has occurred and has not been waived by the Chargee in writing.

(f)	If the Chargee considers that an amount paid to a Finance Party under a Finance Document is reasonably likely to be avoided or otherwise set aside on the liquidation or provisional supervision of the payer or otherwise, then that amount will not be considered to have been unconditionally and irrevocably paid for the purposes of this Deed.

(g)	Unless the context otherwise requires, a reference to a Security Asset includes the proceeds of sale of that Security Asset.

2.	CREATION OF SECURITY

2.1	General

(a)	All the security created under this Deed:

(i)	is created in favour of the Chargee for itself and as agent and trustee on trust for the Finance Parties;

(ii)	is created over present and future Security Assets of the Chargor; and

(iii)	is security for the payment and discharge of all the Secured Liabilities.
(b)	If the rights of the Chargor under a document cannot be secured without the consent of a party to that document:
(i)	the Chargor must notify the Chargee promptly;

(ii)	this Security will secure all amounts which the Chargor may receive, or has received, under that document but exclude the document itself; and

(iii)	unless the Chargee otherwise requires, the Chargor must use reasonable endeavours to obtain the consent of the relevant party to that document being secured under this Deed.
(c)	The Chargee holds the benefit of this Deed on trust for itself and the Finance Parties.

2.2	Credit balances

The Chargor, as beneficial owner and as continuing security for the payment and discharge of all Secured Liabilities, charges and agrees to charge by way of a first fixed charge all of its rights in respect of any amount standing to the credit of the Security Account (together with any fixed or time deposits from time to time created or funded out of any amount standing to the credit of the Security Account) and the debt represented by it in favour of the Chargee.

3.	REPRESENTATIONS AND WARRANTIES — GENERAL

3.1	Representations and warranties

The Chargor makes the representations and warranties set out in this Clause to each Finance Party.

3.2	Status

It is a limited liability company, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

3.3	Powers and authorisations

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, this Deed and the transactions contemplated by this Deed.

3.4	Legal validity

Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under the Finance Documents, this Deed:
(a)	constitutes its legally valid, binding and enforceable obligation; and

(b)	is in the proper form for its enforcement in the jurisdiction of its incorporation.

3.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, this Deed do not and will not conflict with:
(a)	any law or regulation applicable to it; or

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any document which is binding upon it or any of its Subsidiaries’ or any of its or any of its Subsidiaries’ assets.
3.6	No default

(a)	No Event of Default is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, this Deed.

(b)	No other event or circumstance is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

3.7	Authorisations

Subject to the completion of the filing and registration requirements set out in Clause 5.8 (Registration of charge) below, all authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Deed have been obtained or effected (as appropriate) and are in full force and effect.

3.8	Stamp duties

No stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of this Deed.

3.9	Immunity

(a)	The entry into by it of this Deed constitutes, and the exercise by it of its rights and performance of its obligations under this Deed will constitute, private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Deed.

3.10	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:
(i)	in order to enable any Finance Party to enforce its rights under this Deed; or

(ii)	by reason of the entry into of this Deed or the performance by it of its obligations under this Deed, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation.

(b)	No Finance Party is nor will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the entry into, performance and/or enforcement of this Deed.

3.11	Jurisdiction/governing law

(a)	In this Subclause:

Relevant Jurisdiction means, in relation to the Chargor:
(i)	its jurisdiction of incorporation;

(ii)	any jurisdiction where any asset subject to or intended to be subject to this Deed is situated;

(iii)	any jurisdiction where it conducts its business; and

(iv)	the jurisdiction whose laws govern the perfection of this Deed.
(b)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under the Finance Documents, its:
(i)	irrevocable submission under this Deed to the jurisdiction of the courts of Hong Kong;

(ii)	agreement that this Deed is governed by Hong Kong law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of its Relevant Jurisdiction.

(c)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under the Finance Documents, the choice of governing law in this Deed will be recognised and enforced in its Relevant Jurisdiction.

(d)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under the Finance Documents, any judgment obtained in Hong Kong will be recognised and be enforceable by the courts of its Relevant Jurisdiction.

3.12	Nature of security
This Deed creates those Security Interests it purports to create and is not liable to be amended or otherwise set aside on its liquidation or provisional supervision or otherwise.
3.13	Times for making representations

(a)	The representations and warranties set out in this Deed (including in this Clause) are made on the date of this Deed.

(b)	Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty under this Deed (other than the representations and warranties set out in Clause 3.8 (Stamp duties) and Clause 3.10 (No adverse consequences) is deemed to be repeated by the Chargor on each date during the Security Period.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

4.	RESTRICTIONS ON DEALINGS

The Chargor must not:
(a)	create or permit to subsist any Security Interest on any Security Asset; or

(b)	sell, transfer, licence, lease or otherwise dispose of any Security Asset, except as expressly allowed under the Finance Documents.

5.	ACCOUNT

5.1	Account Bank

The Security Account must be maintained at a branch of the Account Bank approved by the Chargee. The initial Account Bank is Deutsche Bank AG, Hong Kong Branch.

5.2	Representations and warranties

The Chargor represents and warrants to each Finance Party that:
(a)	it is the sole legal and beneficial owner of the credit balance from time to time in the Security Account and the fixed or time deposits created or funded out of such credit balance; and

(b)	those credit balances and those fixed or time deposits are free of any Security Interests (except for those created by or under this Deed) and (other than any netting or set-off arrangement, arising by operation of law or contained in an Account Bank’s standard account opening documentation used in ordinary day-to-day banking arrangements, for the purpose of netting debit and credit balances) any other rights or interests in favour of third parties.
5.3	Change of Account Bank

(a)	The Account Bank may be changed to another bank or financial institution if the Chargee reasonably requires.

(b)	A change of Account Bank only becomes effective when the proposed new Account Bank agrees with the Chargee and the Chargor, in a manner satisfactory to the Chargee, to fulfil the role of the Account Bank under this Deed.

(c)	If there is a change of Account Bank, the amount (if any) standing to the credit of the Security Account maintained with the original Account Bank will be transferred to the corresponding Security Account maintained with the new Account Bank immediately upon the appointment taking effect.

(d)	The Chargor must take any action which the Chargee may require to facilitate a change of Account Bank and any transfer of credit balances (including the execution of bank mandate forms).

5.4	Interest

Amounts standing to the credit of the Security Account will bear interest at the customary rate of the Account Bank for accounts of the type that is the same as the Security Account.

5.5	Book debts and receipts

(a)	The Chargor must, and must procure each of the Collateral Provider and the HK Key Subsidiary to, comply with clause 11 (Collateral Account) of the Guarantee and Undertaking.

(b)	The Chargor must, and must procure each of the Collateral Provider and the HK Key Subsidiary to, hold the proceeds of all amounts, specified in clause 11 (Collateral Account) of the Guarantee and Undertaking, received by the Chargor or, as the case may be, the Collateral Provider or the HK Key Subsidiary (until payment into the Security Account) on trust for the Chargee.

5.6	Withdrawals

(a)	Except as provided for in the Guarantee and Undertaking, the Chargor may not withdraw any moneys standing to the credit of the Security Account.

(b)	The Chargee (or a Receiver) may (subject to the payment of any claims having priority to this Security) withdraw amounts standing to the credit of the Security Account to meet an amount due and payable under the Finance Documents when it is due and payable.

5.7	Notices of charge

The Chargor must:
(a)	promptly following execution of this Deed, give notice to the Account Bank substantially in the form of Part 1 of Schedule 1 (Form of letters for Account Bank); and

(b)	ensure that the Account Bank acknowledges the notice substantially in the form of Part 2 of Schedule 1 (Form of letters for Account Bank).
5.8	Registration of charge

The Chargor must:
(a)	promptly after execution of this Deed, instruct its registered agent to create and maintain a Register of Charges for the Chargor to the extent this has not already been done in accordance with Section 162 of the Business Companies Act 2004 of the British Virgin Islands (the Register of Charges) and to enter particulars as required by the Business Companies Act 2004 of the British Virgin Islands of the Security Interests created pursuant to this Deed in the Register of Charges;

(b)	promptly after execution of this Deed, instruct its registered agent to effect registration of this Deed at the Registry of Corporate Affairs pursuant to Section 163 of the Business Companies Act 2004 of the British Virgin Islands; and

(c)	promptly but in any event no later than three days following its receipt, deliver or procure to be delivered to the Chargee the certificate of registration issued by the

Registrar of Corporate Affairs and the filed and stamped copy of the Register of Charges.
6.	WHEN SECURITY BECOMES ENFORCEABLE

6.1	Event of Default

This Security will become immediately enforceable if an Event of Default is outstanding.

6.2	Discretion

If an Event of Default is outstanding, the Chargee may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or in accordance with the Guarantee and Undertaking.

7.	ENFORCEMENT OF SECURITY

7.1	No liability as mortgagee in possession

Neither the Chargee nor any Receiver will be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

7.2	Privilege

Each Receiver and the Chargee is entitled to all the rights, power, privilege and immunities conferred by law on mortgagees and receivers duly appointed under any law.

7.3	Protection of third parties

No person (including a purchaser) dealing with the Chargee or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Liabilities have become payable;

(b)	whether any power which the Chargee or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Finance Documents; or

(d)	how any money paid to the Chargee or to that Receiver is to be applied.
7.4	Redemption of prior mortgages

(a)	If an Event of Default is outstanding, the Chargee may:
(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.

(b)	The Chargor must pay to the Chargee, immediately on demand, the costs and expenses incurred by the Chargee in connection with any such redemption and/or transfer, including the payment of any principal or interest.

7.5	Contingencies

If this Security is enforced at a time when no amount is due under the Finance Documents but at a time when amounts may or will become due, the Chargee (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account.

8.	RECEIVER

8.1	Appointment of Receiver

(a)	The Chargee may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	an Event of Default is outstanding; or

(ii)	the Chargor so requests the Chargee in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

8.2	Removal

The Chargee may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

8.3	Remuneration

The Chargee may fix the remuneration of any Receiver appointed by it.

8.4	Agent of Chargor

(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes. The Chargor alone is responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Finance Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

8.5	Relationship with Chargee

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Chargee in relation to any Security Asset without first appointing a Receiver and notwithstanding the appointment of a Receiver.

9.	POWERS OF RECEIVER

9.1	General

(a)	A Receiver has all of the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law.

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.

9.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Asset and without prejudice to the foregoing, cause to be registered all or any part of the Security Assets in its own name or in the name of its nominee(s) or in the name of any purchaser(s) thereof.

9.3	Carry on business

A Receiver may carry on the business of the Chargor in any name he thinks fit.

9.4	Employees

(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, employees, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.

9.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.

9.6	Sale of assets

(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.

9.7	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

9.8	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

9.9	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

9.10	Subsidiaries

A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.

9.11	Delegation

A Receiver may delegate his powers in accordance with this Deed.

9.12	Lending

A Receiver may lend money or advance credit to any customer of the Chargor.

9.13	Covenants, guarantees and indemnities

A Receiver may enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit, make all payments needed to effect, maintain or satisfy such obligations or liabilities and use the company seal(s) (if any) of the Chargor.

9.14	Acquisitions

A Receiver may purchase, lease, hire or otherwise acquire any assets or rights of any description that he, in his absolute discretion, considers necessary or desirable for the improvement or realisation of the whole or any part of the Security Assets or otherwise for the benefit of the whole or any part of the Security Assets.

9.15	Protection of assets

A Receiver may effect any repair or insurance and do any other act which the Chargor might do in the ordinary conduct of its business to protect, preserve, maintain, manage or improve any Security Asset as he thinks fit.

9.16	Other powers

A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.

10.	APPLICATION OF PROCEEDS

(a)	Any moneys received by the Chargee or any Receiver after this Security has become enforceable must be applied in the order of priority as set out in clause 5.7 (Partial payment) of the Guarantee and Undertaking.

(b)	This Clause is subject to the payment of any claims having priority over this Security. This Clause does not prejudice the right of any Finance Party to recover any shortfall from the Chargor.

11.	EXPENSES AND INDEMNITY

(a)	The Chargor must:
(i)	immediately on demand pay all costs and expenses (including legal fees) incurred in connection with this Deed by any Finance Party, Receiver, attorney, manager, agent or other person appointed by the Chargee under this Deed including any arising from any actual or alleged breach by any person of any law or regulation, whether relating to the environment or otherwise; and

(ii)	keep each of them indemnified against any failure or delay in paying those costs or expenses.
(b)	This Clause shall survive any termination of this Deed.

12.	DELEGATION

12.1	Power of Attorney

The Chargee or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

12.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Chargee or any Receiver may think fit.

12.3	Liability

Neither the Chargee nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate except where such loss or liability results from the gross negligence or wilful misconduct of the Chargee or that Receiver.

13.	FURTHER ASSURANCES

The Chargor must, at its own expense, take whatever action the Chargee or a Receiver may require for:
(a)	creating, perfecting or protecting any security intended to be created by this Deed; or

(b)	facilitating the realisation of any Security Asset, or the exercise of any right, power or discretion exercisable, by the Chargee or any Receiver or any of its delegates or sub-delegates in respect of any Security Asset.

This includes:
(i)	the execution of any transfer, conveyance, assignment or assurance of any property, whether to the Chargee or to its nominee; or

(ii)	the giving of any notice, order or direction and the making of any registration or renewal, which, in any such case, the Chargee may think expedient.

14.	POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the Chargee, each Receiver and any of its delegates or sub-delegates to be its attorney to take any action which the Chargor is obliged to take (but failed to take) under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

15.	PRESERVATION OF SECURITY

15.1	Continuing security

This Security is a continuing security and will extend to the ultimate balance of the Secured Liabilities regardless of any intermediate payment or discharge in whole or in part.

15.2	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

15.3	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to the Chargor or any Finance Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Finance Document; or

(h)	any insolvency or similar proceedings.
15.4	Immediate recourse

(a)	The Chargor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding up or liquidation proceeding relative to any other Obligor or any other person before claiming from the Chargor under this Deed.

(b)	This waiver applies irrespective of any law or provision of a Finance Document to the contrary.

15.5	Appropriations

Each Finance Party (or any trustee or agent on its behalf) may at any time during the Security Period without affecting the liability of the Chargor under this Deed:

(a)	(i)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) against those amounts; or

	(ii)	apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in a suspense account any moneys received from the Chargor or on account of the liability of the Chargor under this Deed.
15.6	Non-competition

Unless:
(a)	the Security Period has expired; or

(b)	the Chargee otherwise requests,
the Chargor will not, after a claim has been made under this Deed or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Deed;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.
The Chargor must hold in trust for and immediately pay or transfer to the Chargee for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Chargee under this Clause.

15.7	Additional security

(a)	This Security is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

(b)	No prior security held by any Finance Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.

15.8	Security held by Chargor

The Chargor must not, without the prior consent of the Chargee, hold any security from any other Obligor in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Chargee.

16.	MISCELLANEOUS

16.1	Covenant to pay

The Chargor must pay or discharge the Secured Liabilities in the manner provided for in the Finance Documents provided that the liability of the Chargor under this covenant is limited to the net proceeds of sale or enforcement of the Security Assets.

16.2	New Accounts

(a)	If any subsequent charge or other interest affects any Security Asset, a Finance Party may open a new account with the Chargor.

(b)	If the Finance Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other account.

(c)	As from that time all payments made to the Finance Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Liability.

16.3	Time deposits

Without prejudice to any right of set-off any Finance Party may have under any other Finance Document or otherwise, if any time deposit matures on any account the Chargor has with any Finance Party within the Security Period when:
(a)	this Security has become enforceable; and

(b)	no Secured Liability is due and payable,

that time deposit will automatically be renewed for any further maturity which that Finance Party considers appropriate.

16.4	Certificates and determinations

Any certification or determination by the Chargee of an amount under this Deed will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

16.5	Disclosure of information

Each Secured Party may disclose information in connection with this Deed in accordance with clause 16 (Disclosure of information) of the Guarantee and Undertaking.

17.	RELEASE

(a)	At the end of the Security Period, the Finance Parties must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the Security Assets from this Security.

(b)	Any release in relation to the Chargor will be conditional upon no security or payment to the Chargee by or on behalf of the Chargor and/or any other Obligor being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws of general application and will in those circumstances be void.

18.	SEVERABILITY

If a term of this Deed is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:
(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other term of this Deed.
19.	NOTICES

19.1	In writing

(a)	Any communication in connection with this Deed must be in writing and, unless otherwise stated, may be given:
(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties making and receiving communication, by e-mail or other electronic communication.
(b)	For the purpose of this Deed, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under this Deed must be given in writing.

19.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with this Deed are those notified by that Party for this purpose to the Chargee on or before the date it becomes a Party.

(b)	The contact details of the Chargor for this purpose are:

Address:	No. 3055, Fu Xing West Road, Baoding Hebei, PRC 071051
Fax number:	+86 312 8929 800
E-mail:	mqing@yinglisolar.com
Attention:	Ms. Miao Qing
(c)	The contact details of the Chargee for this purpose are:

Address:	c/o Asia Debt Management Hong Kong Limited
1008 ICBC Tower
3 Garden Road Central
Hong Kong
Fax number:	+852 2147 2813
Attention:	Grace Tan / Chris Chan
(d)	Any Party may change its contact details by giving five Business Days’ notice to the other Party.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

19.3	Effectiveness

(a)	Except as provided below, any communication in connection with this Deed will be deemed to be given as follows:
(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five Business Days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.
(b)	A communication given under paragraph (a) above but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

(c)	A communication to the Chargee will only be effective on actual receipt by it.

20.	LANGUAGE

Any notice given in connection with this Deed must be in English.

21.	AMENDMENTS AND WAIVERS

21.1	Procedures

Subject to the Guarantee and Undertaking, any term of this Deed may be amended or waived with the agreement of the Chargor and the Chargee. The Chargee may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

21.2	Waivers and remedies cumulative

The rights of each Finance Party under this Deed:
(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any right is not a waiver of that right.

22.	SET-OFF

A Finance Party may set off any matured obligation owed to it by the Chargor under this Deed (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

23.	PRO-RATA SHARING

Clause 18 (Pro Rata Sharing) of the Guarantee and Undertaking shall apply to any amount owing by the Chargor under this Deed to a Finance Party and is discharged by payment, set-off or any other manner other than in accordance with the Guarantee and Undertaking.

24.	CHANGES TO THE PARTIES

24.1	The Chargor

The Chargor may not assign or transfer any of its rights or obligations under this Deed. 24.2 The Finance Parties

(a)	The Chargor consents to any assignment, transfer, novation or sub-participation of a Finance Document under a Finance Document.

(b)	Any reference in this Deed to a Finance Party includes a new Finance Party under any Finance Document.

(c)	Any new Finance Party under any Finance Document shall enter into and deliver an accession deed substantially in the form of Schedule 2 (Form of accession deed) to this Deed in the capacity stated in such accession deed.

25.	COUNTERPARTS

This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

26.	GOVERNING LAW

This Deed is governed by Hong Kong law.

27.	ENFORCEMENT

27.1	Jurisdiction

(a)	The Hong Kong courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed.

(b)	The Hong Kong courts are the most appropriate and convenient courts to settle any such dispute arising out of or in connection with this Deed. The Chargor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, the Finance Parties may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed includes any dispute as to the existence, validity or termination of this Deed.

27.2	Service of process

(a)	The Chargor irrevocably appoints the HK Key Subsidiary as its agent under this Deed for service of process in any proceedings before the Hong Kong courts in connection with this Deed.

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within five days of the event taking place) appoint another agent on terms acceptable to the Chargee. Failing this, the Chargee may appoint process another agent for this purpose.

(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

27.3	Waiver of immunity

The Chargor irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
27.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.
This Deed has been entered into as a deed on the date stated at the beginning of this Deed.

SCHEDULE 1
FORM OF LETTERS FOR ACCOUNT BANK
PART 1
NOTICE TO ACCOUNT BANK
[On the letterhead of the Chargor]
To:     [Account Bank]
[Date]
Dear Sirs,
Account Charge dated 13 February 2009 between Cyber Power Group Limited and Gold Sun Day Limited (the Security Document)
This letter constitutes notice to you that under the Security Document we have charged (by way of a first fixed charge) in favour of Gold Sun Day Limited (the Chargee) all our rights in respect of any amount moneys standing to the credit of the following account maintained by us with you: [specify account details] (the Account).
We irrevocably instruct and authorise you to:
(a)	disclose to the Chargee any information relating to the Account requested from you by the Chargee;

(b)	comply with the terms of any written notice or instruction relating to the Account received by you from the Chargee;

(c)	hold all sums standing to the credit of the Account to the order of the Chargee; and

(d)	pay or release any sum standing to the credit of the Account in accordance with the written instructions of the Chargee.
We are not permitted to withdraw any amount from the Account without the prior written consent of the Chargee.
We acknowledge that you may comply with the instructions in this letter without any further permission from us.
We enclose a copy of the Security Document.
The instructions in this letter may not be revoked or amended without the prior written consent of the Chargee.
This letter is governed by Hong Kong law.

Please confirm your agreement to the above by sending the attached acknowledgement to the Chargee at:

Address:	c/o Asia Debt Management Hong Kong Limited
1008 ICBC Tower
3 Garden Road Central
Hong Kong
Fax number:	+852 2147 2813

Attention:	Grace Tan / Chris Chan,
with a copy to ourselves.
Yours faithfully,

(Authorised Signatory)

Cyber Power Group Limited

PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
[On the letterhead of the Account Bank]

To:	Gold Sun Day Limited

Copy:	Cyber Power Group Limited
[Date]
Dear Sirs,
Account Charge dated 13 February 2009 between Cyber Power Group Limited and Gold Sun Day Limited (the Security Document)
We confirm receipt from Cyber Power Group Limited (the Chargor) of a notice dated [ ] 2009 of a charge upon the terms of the Security Document over all the rights of the Chargor to any amount standing to the credit of the following account of the Chargor with us: [specify account details] (the Account).
We confirm that we:
(a)	accept the instructions contained in the notice and agree to comply with the notice;

(b)	have not received notice of the interest of any third party in the Account;

(c)	have neither claimed nor exercised, nor will claim or exercise, any security interest, set-off, counter-claim or other right in respect of the Account; and

(d)	will not permit any amount to be withdrawn from the Account without your prior written consent.
This letter is governed by Hong Kong law.
Yours faithfully,

(Authorised signatory)
[Account Bank]

SCHEDULE 2
ACCESSION DEED

To:	Gold Sun Day Limited

From:	[PROPOSED NEW FINANCE PARTY]
Copy to: CYBER POWER GROUP LIMITED
Date:     [                    ]
CYBER POWER GROUP LIMITED
Account Charge dated 13 February 2009
(the Security Document)
We refer to the Security Document. Words and expressions defined in the Security Document have the same meaning when used in this Deed.
We, [name of new Party] of [address/registered office], agree to be bound by the terms of the Security Document as a [                    ].
Our contact details are as follows:
[
].
This deed is a Finance Document.
This deed is intended to be executed as a deed and is governed by Hong Kong law.
By:
[PROPOSED NEW FINANCE PARTY]
[Execution under seal]

SIGNATORIES
Chargor

EXECUTED AS A DEED	)
for and on behalf of	)	/s/ Zongwei Li
CYBER POWER GROUP LIMITED	)	Duly Authorised Signatory
)
	)	Name: Zongwei (Bryan) Li
)
	)	Title: Chief Financial Officer
in the presence of:	)
Witness signature: /s/ Erica Fung
Witness address:
Witness name: Erica Fung
HK Account Charge

Chargee
GOLD SUN DAY LIMITED
By: /s/ Grace Tan & Alexander Shaik
HK Account Charge